Aaron’s, Inc. Provides Second Quarter Business Update

ATLANTA, June 8, 2020 - Aaron's, Inc. (NYSE: AAN), a leading omnichannel provider of lease-purchase solutions, today provided a business update in connection with the disruption caused by the COVID-19 pandemic.

“During this unprecedented time, Aaron’s continues to focus on keeping its associates, customers and communities safe, while also providing customers access to the essential products they need,” said John Robinson, Aaron’s, Inc. President and Chief Executive Officer. “Today, we are providing an update of selected operational and financial metrics as well as providing a consolidated outlook for the second quarter of 2020.”

Consolidated Results

•	For the second quarter of 2020 the Company expects revenues in a range of $975 million to $1 billion and non-GAAP earnings per share of between $0.80 and $0.85.

•	As of May 31, 2020, the Company’s cash balance was approximately $230 million, an increase of approximately $90 million since April 30, 2020.

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Due to the portfolio nature of the business, the Company expects that reported revenues and non-GAAP earnings in the third and fourth quarters will be highly correlated to the volume of new lease originations in the two quarters preceding each reported quarter.

Progressive Leasing

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As Progressive’s retail partners begin to reopen their stores, the Company is experiencing a recovery in invoice volume from a low point in April 2020 and expects this improving trend to continue. The Company expects second quarter invoice volumes will end the quarter flat to down low single digits compared to the second quarter of 2019.

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The Company believes that, in the first quarter, Progressive adequately reserved for the future impact of COVID-related write-offs and, at this time, does not anticipate incremental COVID-related charges in the second quarter. Write-offs for the second quarter are expected to be in-line to slightly better than the second quarter of 2019.

The Aaron’s Business

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For the second quarter, revenue written into the portfolio is expected to be down about 15% compared to the prior year second quarter due primarily to the COVID-related weakness in April 2020. The Company expects to end the second quarter with Same Store Revenues of -1.5% to -2.5%.

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The Company believes that, in the first quarter, the Aaron’s Business adequately reserved for the future impact of COVID-related write-offs and, at this time, does not anticipate incremental COVID-related charges in the second quarter. Write-offs for the second quarter are expected to improve relative to prior year levels by as much as 100 basis points, representing a significant sequential improvement over the last several quarters.

•	At the end of May 2020, nearly all of the showrooms of Company-owned stores were open.

Reconciliation of non-GAAP Items

	Q2 2020 Range
	Low	High
Projected Earnings per Share Assuming Dilution	$0.74	$0.79
Add: Projected Intangible Amortization Expense	0.06	0.06
Projected Non-GAAP Earnings Per Share Assuming Dilution	$0.80	$0.85

About Aaron’s, Inc.

Headquartered in Atlanta, Aaron’s, Inc. (NYSE: AAN), is a leading omnichannel provider of lease-purchase solutions. Progressive Leasing provides lease-purchase solutions through approximately 20,000 retail partner locations in 46 states and the District of Columbia, including e-commerce merchants. The Aaron’s Business engages in the sales and lease ownership and specialty retailing of furniture, home appliances, consumer electronics and accessories through its approximately 1,400 Company-operated and franchised stores in 47 states, Puerto Rico and Canada, as well as its e-commerce platform, Aarons.com. Vive Financial ("Vive,” formerly Dent- A-Med, Inc.), provides a variety of second-look credit products that are originated through federally-insured banks. For more information, visit investor.aarons.com, Aarons.com, ProgLeasing.com, and ViveCard.com.

Safe Harbor

Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements.  Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as "believe,” “expects,” “aimed” “position,” “expectations,” "outlook," and similar terminology.  These risks and uncertainties include factors such as the effects on our business of the COVID-19 pandemic, including its impact on our revenue and overall financial performance and the manner in which we are able to conduct our operations; increases in lease merchandise write-offs and the provision for returns and uncollectible renewal payments in light of the impact of the COVID-19 pandemic; and the other risks and uncertainties discussed under "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. Statements in this press release that are "forward-looking" include without limitation statements about our expectations regarding our ability to effectively manage our business through the challenges presented by the COVID-19 pandemic and any longer-lasting economic downturn resulting therefrom; our ability to continue servicing our customers during the COVID-19 pandemic; the effectiveness of the measures we are taking to protect our customers, employees and the general public from becoming infected with the coronavirus; consolidated revenues and adjusted earnings per share for the second quarter of 2020; revenues and earnings for the third and fourth quarters of 2020; invoice volume for our Progressive business for the second quarter of 2020, and for the remainder of 2020; the adequacy of our reserves for write-offs for both our Progressive and Aaron’s Business businesses, and write-offs in the second quarter of 2020; revenue written into the portfolio for our Aaron’s Business for the second quarter of 2020; and same store revenues for the second quarter of 2020. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this press release.

Contact

Aaron’s, Inc.
Michael P. Dickerson
Vice President, Corporate Communications & Investor Relations
678-402-3590
mike.dickerson@aarons.com